Exhibit 99.1

Red Robin Gourmet Burgers to Test Smaller Restaurant Prototype

Provides Update on Capital Allocation Strategy

Greenwood Village, Colo. — May 31, 2011 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced that it is pursuing a test of a smaller prototype restaurant as a complement to its current 5,600-square-foot casual dining format.  The square footage of the smaller prototype restaurant will be between 2,000 and 4,000 square feet and allows for additional flexibility, including a modified menu and service format.  Over time, the reduced footprint could enable Red Robin to accelerate development into non-traditional locations that have not been previously available based on space requirements of the current prototype, as well as further leverage its brand as the gourmet burger experts.

In addition to the 10 full-sized restaurants that the Company has previously announced it plans to open in fiscal 2011, the Company expects to have at least one smaller prototype location open before the end of the year. Several locations suitable for the smaller prototype have already been identified, primarily in the Denver area. The Company will evaluate the operating performance and unit level economics of this smaller prototype before deciding on expansion plans.

As disclosed on the May 19th earnings conference call, the Company plans to continue the growth of its casual dining restaurants using the current 5,600-square-foot format.  The Company is pleased with the recent performance of its new restaurant opening results, and therefore is in the process of considering the expansion of its fiscal 2012 development plans.  The Company plans to provide a fiscal 2012 development update on its second fiscal quarter 2011 earnings conference call on August 11, 2011.

Based on the ongoing review of the Company’s capital allocation strategy, which includes investment in new restaurant development, opportunistic repurchases of the Company’s stock, and the paydown of debt, the Company does not anticipate further reductions, beyond scheduled amortization payments, in the outstanding balance of the Company’s term loan for the remainder of fiscal 2011. Accordingly, the Company expects to record approximately $1.5 million of interest expense per quarter for the balance of fiscal 2011, excluding any interest income recorded on available cash balances.

As of May 15, 2011, the Company held $34.6 million in cash and cash equivalents and had a total outstanding debt balance of $161.1 million, including $150.0 million of borrowings under its $150 million term loan, no borrowings under its $150 million revolving credit facility and $11.1 million outstanding for capital leases.  There were $7.0 million of letters of credit issued under its revolving credit facility.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 450 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those regarding the Company’s proposed tests of additional prototypes, flexible operations arrangements, expansion of its 2012 development plans for its current prototype casual dining restaurants, debt structure and capital allocation strategies , are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “allow,” “anticipate,” “continue,” “expects,” “growth”, “test,” “will” or comparable terms or the negative thereof.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the ability to effectively implement strategies and achieve anticipated revenue and cost savings from Project RED and other initiatives; uncertainty regarding the economic recovery and the potential negative effect on consumer confidence and spending; changes in availability of capital or credit facility borrowings to us and to our franchisees; the adequacy of cash flows generated by our business or available debt resources to fund operations and growth opportunities; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200